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GENERAL MOTORS CORPORATION                                          EXHIBIT 12
AND SUBSIDIARIES                             COMPUTATION OF RATIOS OF EARNINGS
                                                              TO FIXED CHARGES



                                                         Six Months Ended
                                                             June 30,
                                                       ---------------------
                                                            1994        1993
                                                       ---------------------
                                                       (Dollars in Millions)

Income before cumulative effect of
  accounting change                                     $3,534.6    $1,402.3
United States, foreign, and other income taxes           2,003.7     1,060.6
Equity in losses of associates                               5.3        33.6
Cash dividends received from associates                      3.2         1.1
Amortization of capitalized interest                        25.3        27.3
                                                         -------     -------
Income before income taxes, undistributed
  losses of associates, and amortization of
    capitalized interest                                 5,572.1     2,524.9
                                                         -------     -------

Fixed charges included in net income
  Interest and related charges on debt                   2,427.2     2,928.4
  Portion of rentals deemed to be interest                 218.5       229.2
                                                         -------     -------
    Total fixed charges included in net income           2,645.7     3,157.6
                                                         -------     -------


Earnings available for fixed charges                    $8,217.8    $5,682.5
                                                         =======     =======

Fixed charges
  Fixed charges included in net income                  $2,645.7    $3,157.6
  Interest capitalized in the period                        16.7        14.4
                                                        --------     -------
    Total fixed charges                                 $2,662.4    $3,172.0
                                                         =======     =======


Ratios of earnings to fixed charges                         3.09        1.79
                                                            ====        ====


Certain amounts for 1993 have been reclassified to conform with 1994 classifications.


















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